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                      February 23, 2021

       Erik Mickels
       Chief Financial Officer
       Trilogy International Partners Inc.
       155 108th Avenue NE
       Suite 400
       Bellevue, WA 98004

                                                        Re: Trilogy
International Partners Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2019
                                                            Filed March 24,
2020
                                                            File No. 000-55716

       Dear Mr. Mickels:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology